EXHIBIT 12

                     Linens 'n Things, Inc. and Subsidiaries
                             Computation of Ratio of
                            Earnings to Fixed Charges
                                 (in thousands)

                                                     1997       1996       1995        1994       1993
                                                   --------   --------   --------    --------   --------
NET EARNINGS
Net income (loss)                                  $ 25,790   $ 15,039   $    (34)   $ 17,198   $ 11,719

Income taxes                                         18,704     10,952      1,108      11,874      8,619

Interest expense, excluding capitalized interest      1,405      4,692      7,059       3,170      1,398

Portion of rents deemed representative
   of interest factor (1/3)                          23,271     17,774     12,946       9,504      7,104
                                                   --------   --------   --------    --------   --------
                                                   $ 69,170   $ 48,457   $ 21,079    $ 41,746   $ 28,840
                                                   ========   ========   ========    ========   ========

FIXED CHARGES
Gross interest expense                                1,574      4,692      7,059       3,170      1,398

Portion of rents deemed representative
   of interest factor (1/3)                          23,271     17,774     12,946       9,504      7,104
                                                   --------   --------   --------    --------   --------
                                                   $ 24,845   $ 22,466   $ 20,005    $ 12,674   $  8,502
                                                   ========   ========   ========    ========   ========
RATIO OF EARNINGS TO FIXED CHARGES                     2.78       2.16       1.05        3.29       3.39
                                                   ========   ========   ========    ========   ========